Exhibit 99.1
News Release

Contact:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8822	Houston, Texas 77210-4740
Baker Hughes Announces Planned Retirement of James R. Clark
HOUSTON, Texas — August 30, 2007. Baker Hughes Incorporated (NYSE: BHI) announced today that James R. “Rod” Clark, President and Chief Operating Officer, has announced his intent to retire from Baker Hughes on January 31, 2008, at which time Chad C. Deaton, Chairman and Chief Executive Officer, will then also assume the position of President.
Commenting on the announcement Mr. Deaton said, “I want to personally thank Rod for his significant contribution to Baker Hughes. Rod and I have worked closely together over the past three years since I joined Baker Hughes and have shared a common vision for the company’s future. He has worked diligently to implement our regional structure and improve our ability to serve our customers’ global needs. Through his leadership Baker Hughes has attained record levels of revenue and operating profit performance. I have particularly appreciated Rod’s support and leadership in the compliance and safety aspects of our business. We will miss his dedication, professionalism and his eternally positive outlook when he does retire in January.”
Rod and his wife, Jan, have our best wishes that the next phase of their lives be equally rewarding.
Biographical Information
James R. “Rod” Clark, 57, was named President and Chief Operating Officer of Baker Hughes Incorporated, February 2004. Before becoming President and COO, he served as Vice President, Marketing and Technology. Mr. Clark joined the company in 2001, as President of Baker Petrolite, from Consolidated Equipment Companies Inc. where he served as President and CEO. Prior to that, he served as President of Sperry-Sun, a Halliburton company. Mr. Clark also has held financial, operational, and leadership positions with FMC Corporation, SEDCO, and Grace Energy Corporation. He earned both his bachelor’s degree and his Master in Business Administration from the University of Texas.
Baker Hughes is a leading provider of
drilling, formation evaluation, completion and production
products and services to the worldwide oil and gas industry.
NOT INTENDED FOR BENEFICIAL HOLDERS